Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Boulevard Elk Grove Village, IL 60007 847-439-2210

NEWS RELEASE

COMPANY CONTACT	MEDIA CONTACT
James D. Pawlak	Stanley Berger
Vice President, Chief Financial Officer	Andrew Berger
(847) 439-2210	SM Berger & Company
(216) 464-6400

Material Sciences Corporation Announces

Additional Stock Repurchase Program

ELK GROVE VILLAGE, IL, Friday, September 28, 2012—Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today announced that the Company’s Board of Directors has authorized the repurchase of up to 1,000,000 additional shares of common stock. The previous authorization announced in late September 2011 has approximately 400,000 shares remaining to be repurchased. The share repurchases will be made from time to time at Material Sciences’ discretion, subject to market conditions and other factors, and will be funded with internally generated cash.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Additional information about Material Sciences is available at www.matsci.com.